Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
     We consent to the incorporation by reference in the registration statement Nos. 333-49092 and 333-111547 on Form S-3 and Registration Statement Nos. 33-80577, 333-00514, 333-46473, 333-80087, 333-80089, 333-85093, 333-38966, 333-38988, 333-50582, 333-50584, 333-68362, 333-106670, 333-111520, 333-116570, 333-126189 and 333-137060 on Form S-8 of RadiSys Corporation of our report dated May 12, 2006, except as to Note 13, which is as of September 1, 2006, with respect to the consolidated balance sheet of Convedia Corporation at March 31, 2006 and the consolidated statement of loss, changes in shareholders equity and cash flows for the year then ended, which report appears in the Current Report on Form 8-K/A of RadiSys Corporation, dated September 1, 2006.
/s/ DELOITTE & TOUCHE LLP
Vancouver, British Columbia
September 25, 2006